News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                   Maria Platsis
Executive Vice President                Senior Director of Corporate Development
Chief Administrative Officer            and Investor Relations
(609) 936-2481                          (609) 936-2333
jhenneman@Integra-LS.com                mplatsis@Integra-LS.com


                   Integra LifeSciences Announces Agreement to
                          Acquire the Miltex Companies


Plainsboro, New Jersey / April 20, 2006 -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has agreed to acquire the shares of Miltex, Inc. ("Miltex") for approximately $101 million in cash, subject to certain adjustments.

Miltex, based in York, Pennsylvania, is a leading provider of surgical and dental hand instruments to alternate site facilities, which includes physician and dental offices and ambulatory surgery care sectors. Its distribution network and service management team is recognized for providing the industry's highest levels of customer service. Miltex generated revenues of $62 million and operating EBITDA of $13 million for the year ending December 31, 2005.

"We are excited to bring Miltex into the Integra family. It will be an excellent strategic fit with our instrument business and will enhance our cash flow and profitability. Miltex will also provide us with a broader platform on which to grow our business, as it participates in the alternate site, dental and veterinary markets," said Stuart M. Essig, Integra's President and Chief Executive Officer. "Miltex has more than fifty years of continuous service through its distributor network and is already well positioned in each of these markets," Mr. Essig added.

Miltex has an experienced senior management team with a long track record in the surgical instrument business. After the closing of the acquisition, which Integra anticipates to be in the second quarter, the management of Miltex will join the leadership team at Integra. The company name will remain unchanged.

T. Robert Perrett, President of Miltex, said "Integra will be a good fit with our business. Integra has its own excellent surgical instrument business for the hospital markets and will offer us additional knowledge and resources to develop new and innovative products and to provide our customers with unparalleled service. These capabilities will afford Miltex the opportunity to continue its company mission of `Redefining Excellence' and provide the ultimate level of service to the healthcare providers who utilize our products."

Miltex sells the Miltex(R), Meisterhand, Vantage, Moyco, Union Broach, and Thompson products in over 65 countries, using a network of independent distributors. Integra will acquire Miltex's manufacturing and distribution facility in York, Pennsylvania, which employs approximately 200 employees. Miltex also operates a leased facility in Tuttlingen, Germany, where Miltex's staff coordinates design, production and delivery of instruments. After closing, Miltex will continue to manufacture and ship its products from York, Pennsylvania.

Completion of the transaction is subject to customary closing conditions, regulatory approvals and expiration of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

This acquisition is expected to be neutral to Integra's earnings for the remainder of 2006, and accretive to Integra's earnings thereafter. Integra expects to provide detailed guidance regarding the financial aspects of the transaction, including the impact of purchase accounting, and its expected impact on Integra's future financial results on its first quarter earnings conference call scheduled for May 8, 2006.

Miltex is a portfolio company of American Securities Capital Partners, L.P., a private equity firm in New York that pursues investments in partnership with management teams in companies with leading market positions servicing attractive industries.

American Securities Capital Partners, LLC ("ASCP") originated as the merchant-banking arm of American Securities, L.P., which was founded in 1947 by the late William Rosenwald to manage his share of his family's Sears Roebuck fortune. ASCP makes equity investments in profitable companies, both privately and publicly held, partnering with existing management teams to increase value in the enterprises. Investments are funded from more than $2 billion of committed capital that ASCP manages for its investor partners.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. We have approximately 1,400 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning expectations for this newly acquired business and the expected impact of this acquisition on Integra's future financial results. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra's ability to successfully integrate Miltex into its operations could affect the impact of this acquisition on Integra's future financial results. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2005 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Source: Integra LifeSciences Holdings Corporation